Exhibit 99.2
Consent of Person to Become Director
Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the proxy statement/prospectus constituting part of this Registration Statement on Form S-4 of Global Consumer Acquisition Corp. as a person to become a director of Global Consumer Acquisition Corp., to be named Western Liberty Bancorp.

/s/ Leonard E. Goodall
Name:	Dr. Leonard E. Goodall
Date: September 17, 2009